CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated January 17, 2001 which appears under Item 7 of the Annual Report on Form 10-KSB of MPEG Super Site, Inc. for the year ended June 30, 2000.

\S\ Kurt D. Salinger
Kurt D. Salinger
Certified Public Accountant

Las Vegas, Nevada
August 14, 2001